Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Dell Inc.’s Annual Report on Form 10-K for the year ended February 3, 2012.

/s/ PRICEWATERHOUSECOOPERS LLP

Austin, Texas

July 19, 2012